Exhibit 99.1

  INFINITY PROPERTY AND CASUALTY REPORTS GROWTH IN PREMIUMS AND POLICIES-IN-
                                    FORCE

    BIRMINGHAM, Ala., May 3 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported for the first quarter of 2005:

                                                Three Months Ended March 31,
                                           -------------------------------------
(in millions,                                                               %
except per share amounts and ratios)               2005           2004   Change
----------------------------------------   ------------   ------------   -------
Gross written premiums                     $      281.3   $      246.2      14.3%
Revenues                                   $      260.6   $      230.2      13.2%

Net earnings                               $       24.0   $       16.9      41.6%
Net earnings per diluted share             $       1.15   $       0.81      42.0%

Operating earnings (1)                     $       16.1   $       15.9       1.5%
Operating earnings per diluted share (1)   $       0.77   $       0.76       1.3%

Underwriting income (1)                    $       20.4   $       18.1      12.5%
Combined ratio                                     91.2%          91.3%     (0.1)pts

Book value per share                       $      26.55   $      23.80      11.6%

Return on equity                                   17.5%          14.3%      3.2pts
Operating income return on equity (1)              11.8%          13.5%     (1.7)pts

Debt to total capital                              26.7%          28.9%      2.3pts

(1) Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined at the end of this release and reconciled to the most comparable GAAP measure.

    Both gross written premiums and policies-in-force grew in the first quarter of 2005. In Infinity's 17 focus states, personal auto premiums and policy counts grew 19.3% and 9.4%, respectively, compared to the first quarter of 2004. Countrywide premium growth was spurred by a 6.5% increase in policy count.

    "We've continued to build upon the momentum from the fourth quarter," states Jim Gober, Infinity's Chairman, President and CEO. "In addition to growth in our top five focus states, we saw healthy growth in developing states such as Texas, South Carolina, Arizona, Alabama and Missouri."
    Higher revenues in the first quarter were driven primarily by a 9.7% increase in earned premiums. Also contributing to higher revenues was $12 million in realized gains generated by selling securities in order to utilize a portion of Infinity's capital loss carry-forwards. The tax benefit from the utilization of the carry-forward will be recognized in the fourth quarter of 2005.

    2005 Earnings Guidance
    Given the solid performance in the first quarter, Infinity is affirming its operating earnings guidance, initially issued in February, of $3.35-$3.65 per diluted share.

    Forward-Looking Statements
    This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words "believes," "expects," "may," "should," "intends," "plans," "anticipates," "estimates," or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity's expectations concerning market conditions, premium growth, earnings, investment activities, expected losses, rate changes and loss experience.
    Actual results could differ materially from those expected by Infinity depending on certain risks and uncertainties including but not limited to changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity's pricing methodologies, the actions of our competitors, the time to receive approval for the rollout of new programs and requested rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions) and changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity's filings with the Securities and Exchange Commission.

    Conference Call
    The Company will hold a conference call to discuss 2005 first quarter results at 10:00 a.m. (ET) today, May 3. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-800-798-2864 and providing the confirmation code 95633739. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 12:00 p.m. (ET), and will run until 8:00 p.m. on Tuesday, May 10, 2005. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 81846099. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.ipacc.com , click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

                                                           For the Quarter
                                                           Ended March 31,
                                                    ---------------------------
                                                        2005           2004
                                                    ------------   ------------
Income:
  Earned premiums                                   $      230.7   $      210.3
  Net investment income                                     16.6           16.0
  Realized gains (1)                                        12.1            1.6
  Other income (2)                                           1.2            2.3
                                                           260.6          230.2
Expenses:
  Loss and loss adjustment expenses (3)                    161.2          151.1
  Commissions and other underwriting expenses               49.1           41.1
  Interest expense on debt                                   2.8            2.4
  Corporate general and administrative expenses              1.7            1.7
  Loss on retirement of long-term debt                       0.0            3.4
  Other expenses (4)                                         9.3            5.2
                                                           224.0          204.9
Income before taxes                                         36.6           25.3
Income taxes                                                12.6            8.4
Net earnings                                        $       24.0   $       16.9

Net earnings per share - basic                      $       1.16   $       0.82

Weighted average shares - basic                           20.608         20.534

Net earnings per share - diluted                    $       1.15   $       0.81

Weighted average shares - diluted                         20.879         20.864

   Note:  Columns may not foot due to rounding

     Notes:

(1) Realized gains in first quarter of 2005 include $10 million of taxable gains from securities sold to utilize a portion of the available tax loss carry-forward. The tax benefit from the utilization of the carry-forward will be recognized in the fourth quarter of 2005.

(2) Other income for the first quarter of 2004 includes a $1.1 million pre-tax gain from the sale of a building in Dallas, Texas.

(3) Loss and loss adjustment expenses for the first quarter of 2005 includes $9.0 million pre-tax of favorable development primarily attributable to the California book of business.

     Loss and loss adjustment expenses for the first quarter of 2004 includes $2.5 million pre-tax of favorable development primarily attributable to the California book of business.

(4) Other expenses for the first quarter of 2005 increased primarily from higher than average corporate litigation expenses.

     Other expenses for the first quarter of 2004 include a $0.7 million pre-tax loss related to subleased space.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

                                                              For the Period Ended
                                                          ---------------------------
                                                            March 31,    December 31,
                                                              2005           2004
                                                          ------------   ------------
Assets:
  Investments:
       Fixed maturities                                   $    1,302.5   $    1,304.1
       Equity securities                                          25.8           25.0
          Total investments                                    1,328.3        1,329.1
  Cash and cash equivalents (1)                                   98.8          112.1
  Accrued investment income                                       15.6           16.7
  Agents' balances and premiums receivable (2)                   301.5          265.0
  Prepaid reinsurance premiums                                    13.9           12.9
  Amounts recoverable from reinsurers                             21.0           20.2
  Deferred policy acquisition costs                               77.8           68.5
  Current and deferred income taxes                               12.7           12.7
  Prepaid expenses, deferred charges and other assets             33.5           32.7
  Goodwill                                                        75.3           75.3
        Total assets                                      $    1,978.3   $    1,944.9

Liabilities and Shareholders' Equity:
  Unpaid losses and loss adjustment expenses              $      644.9   $      659.3
  Unearned premium (2)                                           437.6          387.9
  Amounts payable to reinsurers                                    3.9            4.0
  Long-term debt                                                 199.3          199.3
  Commissions payable                                             26.9           25.3
  Accounts payable, accrued expenses and other
   liabilities                                                   117.8          121.8
         Total liabilities                                     1,430.4        1,397.5

Shareholders' Equity
  Common stock                                                    20.7           20.7
  Additional paid-in capital                                     330.6          330.0
  Treasury Stock                                                  (0.1)             -
  Retained Earnings (3)                                          189.5          166.7
  Unearned compensation (restricted stock)                        (0.2)          (0.3)
  Unrealized gains, net (4)                                        7.6           30.4
           Total shareholders' equity                            548.0          547.4
           Total liabilities and shareholders'
            equity                                        $    1,978.3   $    1,944.9

Shares Outstanding                                              20.641         20.581
Book Value per Share                                      $      26.55   $      26.60

Note: Columns may not foot due to rounding

Notes:
(1) A portion of the cash balance was used to purchase additional securities in the first quarter of 2005 resulting in the $13.2 million decrease from December 2004.
(2) The increase from December 2004 resulted from the overall growth in premiums.
(3) Net income of $24.0 million less shareholder dividends of $1.2 million resulted in the increase in retained earnings from year-end 2004.
(4) The decrease in unrealized gains from December 2004 is a result of a general rise in market interest rates.

    Definitions of Non-GAAP Financial and Operating Measures
    Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
    Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
    Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

                                                          For the Quarter
                                                          Ended March 31,
                                                   ---------------------------
(in millions, except EPS)                              2005           2004
------------------------------------------------   ------------   ------------
Earned premiums                                    $      230.7   $      210.3
Loss and loss adjustment expenses                         161.2          151.1
Commissions and other underwriting expenses                49.1           41.1

Underwriting income                                        20.4           18.1

Net investment income                                      16.6           16.0
Other income                                                1.2            2.3
Interest expense on debt                                   (2.8)          (2.4)
Corporate general and administrative expenses              (1.7)          (1.7)
Loss on retirement of long-term debt                          -           (3.4)
Other expenses                                             (9.3)          (5.2)

Pre-tax operating income                                   24.5           23.7

   Income tax expense                                       8.4            7.8

Operating earnings, after-tax                              16.1           15.9

   Realized gains                                          12.1            1.6
   Income tax expense (benefit)                             4.2            0.6
                                                            7.9            1.0

Net earnings                                       $       24.0   $       16.9

Operating earnings per share - diluted             $       0.77   $       0.76
Net realized gains                                         0.38           0.05
Net earnings per share - diluted                   $       1.15   $       0.81

   Note: Columns may not foot due to rounding

    Infinity also makes available an investor supplement on our website. To access the supplemental financial information, go to www.ipacc.com and click on "Investor Relations" followed by "Quarterly Reports."

SOURCE  Infinity Property and Casualty Corporation
    -0-                             05/03/2005
    /CONTACT: Amy Starling, Investor Relations of Infinity Property and Casualty Corporation, +1-205-803-8186/
    /Web site:  http://www.ipacc.com /